Exhibit J

Korea Eximbank

THE EXPORT-IMPORT BANK OF KOREA

ARTICLES OF INCORPORATION

Enacted on July 1, 1976

Amended on January 1, 1977

Amended on July 1, 1977

Amended on December 29, 1977

Amended on March 7, 1986

Amended on May 2, 1987

Amended on November 17, 1987

Amended on March 13, 1989

Amended on December 16, 1989

Amended on February 13, 1991

Amended on June 30, 1992

Amended on December 4, 1992

Amended on February 28,1994

Amended on June 14, 1995

Amended on February 16, 1998

Amended on November 10, 1998

Amended on April 17, 2000

Amended on April 30, 2002

Amended on July 31, 2006

CHAPTER I. GENERAL PROVISIONS

Article 1. (Purpose)

The primary Purpose of the Bank shall be to execute the business of providing financial assistance required for export, import, overseas investment and the exploitation of overseas natural resources.

Article 2. (Name)

(1)	The Bank is established under the Export-Import Bank of Korea Act (hereinafter referred to as the “Act”) and shall be called “The Export-Import Bank of Korea” (hereinafter referred to as the “Bank”).

(2)	The name of the Bank in English shall be “The Export-Import Bank of Korea.”

Article 3. (Head Office, Branches, Sub-Branches, and Agencies)

(1)	The Bank shall have its Head Office in Seoul.

(2)	The Bank may establish domestic branches, sub-branches, or agencies in such places, as are deemed necessary for its operations.

(3)	The Bank may establish overseas offices or representatives in such places, as are deemed necessary for its operations.

Article 4. (Capital)

(1)	The capital of the Bank shall be Four Trillion Won((Won)4,000,000,000,000) and shall be contributed by the Government of the Republic of Korea, the Bank of Korea, the Korea Development Bank, the financial institutions defined in subparagraph 2 paragraph (1) of Article 2 of the Banking Act, exporters’ associations and international financial organizations.

(2)	The first contribution of capital referred to in Paragraph (1) shall be made by the Bank of Korea or the Korea Exchange Bank not later than the registration of incorporation of the Bank. The governmental funds, which had been provided by the Government to the Korea Exchange Bank conducting the Bank’s business to finance exports on a deferred payment basis, shall be converted to the contribution of the Bank’s capital after the registration of incorporation of the Bank.

(3)	The Bank may issue certificates for capital contribution to the contributing institutions after the registration of the Bank’s establishment or after each capital contribution has been made.

Article 5. (Amendment of Articles of Incorporation)

Any revision of the Articles of Incorporation shall be made with the approval of the Minister of Finance and Economy after a resolution of the Operations Committee of the Bank.

Article 6. (Other Matters)

Any matters deemed necessary for the operation of business of the Bank, but not provided for by the provisions of the Articles of Incorporation, shall be determined separately by a resolution of the Operations Committee of the Bank.

CHAPTER II. EXECUTIVE OFFICERS AND EMPLOYEES

Article 7. (Executive Officers)

The Bank shall have as its executive officers one Chairman and President (hereinafter referred to as the “President”), one Deputy President, five or fewer Executive Directors and one Auditor.

Article 8. (Duties and Authority of Executive Officers)

(1)	The President shall represent the Bank and preside over the operations of the Bank.

(2)	The Deputy President shall assist the President and, when the President is unable to perform his or her duties for any reason, shall act in his or her stead.

(3)	The Executive Directors shall assist the President and the Deputy President and take partial charge of the operations of the Bank as designated by the President.

(4)	If both the President and the Deputy President are unable to perform their duties for any reason, one of the Executive Directors, in the order determined in advance by the President, shall act in their stead.

(5)	The Auditor shall inspect and audit the operations and accounting of the Bank.

Article 9. (Appointment and Dismissal of Executive Officers)

(1)	The President shall be appointed and dismissed by the President of the Republic of Korea upon the recommendation of the Minister of Finance and Economy.

(2)	The Deputy President and the Executive Directors shall be appointed and dismissed by the Minister of Finance and Economy upon the recommendation of the President.

(3)	The Auditor shall be appointed and dismissed by the Minister of Finance and Economy.

Article 10. (Term of Office of Executive Officers)

(1)	The term of office of executive officers shall be three(3) years, provided that they may be reappointed.

(2)	In the event the office of any executive officer becomes vacant, a new executive officer shall be appointed to fill the vacancy, and his or her term of office shall be such period as provided for in Paragraph(1).

Article 11. Article 11 (Remuneration of Executive Officers)

The Board of Directors shall determine the remuneration and allowances for the President, the Deputy President, the Executive Directors and the Auditor within the limit of the budget approved by the Minister of Finance and Economy.

Article 12. (Restriction on Engagement in Additional Occupation)

The executive officers shall not engage in any other occupation without the permission of the Minister of Finance and Economy.

Article 13. (Limitation on Power of Representation of Executive Officers)

(1)	With regard to the matters in which the interests of the President, the Deputy President or the Executive Directors conflict with those of the Bank, the President, the Deputy President or the Executive Directors concerned shall not represent the Bank.

(2)	In the event of paragraph (1), if there is no Executive Director to represent the Bank, the Auditor shall represent the Bank.

Article 14. (Appointment of Agent)

The President may appoint, from among the executive officers or employees of the Bank, agents who shall have full power to perform all judicial or extrajudicial act with respect to the operations of the Bank after a resolution of the Board of Directors.

Article 15. (Appointment and Dismissal of Employees)

The employees of the Bank shall be appointed and dismissed by the President of the Bank.

CHAPTER III. OPERATIONS COMMITTEE

Article 16. (Operations Committee)

(1)	The Bank shall have the Operations Committee (hereinafter referred to as the “Committee”).

(2)	The Committee shall be composed of the members prescribed in the following subparagraphs:

1.	The President of the Export-Import Bank of Korea;

2.	Four public officials, one each nominated by the Minister of Finance and Economy, the Minister of Foreign Affairs and Trade, and the Minister of Commerce, Industry and Energy, the Minister of Construction and Transportation, and the Chairman of the Financial Supervisory Commission, out of the public officials of the relevant institution;

*	Reflecting changes in item 2 of Paragraph (1) of Article 12-2 of the Presidential Decree of the Act

3.	Two persons, one each nominated by the Governor of the Bank of Korea and the Chairman of the Korea Federation of Banks as established upon the authorization of the Minister of Finance & Economy pursuant to Article 32 of the Civil Code among the executives and/or directors of such federation, out of assistant governors or executive directors of the relevant institution;

4.	A representative of an exporters’ association, nominated by the Minister of Finance and Economy after consultation with the Minister of Commerce, Industry and Energy; and

5.	One executive director of the Korea Export Insurance Corporation established under the Export Insurance Act, nominated by the Chairman and President of the Korea Export Insurance Corporation.

(3)	When the Committee deliberates any matter related to any ministry other than the ministries provided for in subparagraph 2 of paragraph (2), the chairman of the Committee may request a public official nominated by the minister of such ministry to attend and express his opinion at the meeting of the Committee.

(4)	The Committee shall establish the basic policies pertaining to the operation and management of the Bank and may make the rules and regulations necessary for the performance of its functions.

Article 17. (Convocation of Meetings of the Committee)

(1)	Meetings of the Committee shall be called and chaired by the President.

(2)	If the office of the chairman is vacant or the chairman is unable to perform his or her duties, due to unforeseen circumstances, one of the members of the Committee, in the order of priority as designated in advance by the chairman, shall act as the chairman.

(3)	When a majority of the members of the Committee or the auditor requests that a meeting be held, the chairman shall call the meeting without delay.

Article 18. (Method of Resolution)

A majority of the members of the Committee shall constitute a quorum for the meeting of the Committee, and resolutions of such meeting shall be adopted by the affirmative vote of a majority of the members present.

Article 19. Article 19 (Voting Limitation at Meetings by Members)

Where any member of the Committee has personal interests in a particular matter, he or she shall not exercise his or her vote on that matter.

Article 20. (Exception to Powers of Committee)

(1)	When immediate measures are required under the situation of war, armed conflict or other similar national emergencies, the President of the Bank, if unable to call a meeting of the Committee, may, with the approval of the Minister of Finance and Economy, take any necessary measures within the authority of the Committee.

(2)	When the President of the Bank takes such measures as provided for in paragraph (1), he or she shall call a meeting of the Committee without delay and shall report such measures to the Committee.

(3)	The Committee may then affirm, modify or suspend such measures as taken in accordance with paragraph (1).

Article 21. (Permission of Attendance at Meetings)

The Deputy President, the Executive Directors and the Auditor may attend the meetings of the Committee and express their opinions at such meetings.

CHAPTER IV. BOARD OF DIRECTORS

Article 22. (Board of Directors)

(1)	The Bank shall have the Board of Directors.

(2)	The Board of Directors shall consist of the President, the Deputy President and the Executive Directors.

(3)	The Board of Directors shall make resolutions on important matters pertaining to the operation of the Bank and may make the rules and regulations necessary for the performance of its functions.

Article 23. (Convocations of Meetings of the Board of Directors)

Meetings of the Board of Directors shall be called and chaired by the President.

Article 24. (Method of Resolution)

Meetings of the Board of Directors shall have a quorum when a majority of its members are present, and resolutions of such meeting shall be adopted by the affirmative vote of two-thirds or more of the members present.

Article 25. (Attendance at Meetings by Auditor)

The Auditor may attend the meetings of the Board of Directors and express his or her opinion at such meetings.

CHAPTER V. OPERTIONS AND EXECUTION

Article 26. (Scope of Operations)

(1)	In order to achieve the purposes described in Article 1, the Bank may engage in the operations prescribed in the following subparagraphs:

1.	Lending to Korean nationals (which term shall, in these Articles of Incorporation, include juristic persons incorporated under the laws of the Republic of Korea) of funds required for the promotion of export of goods, or discounting to other financial institutions of drafts or notes issued in connection with such funds;

2.	For the purpose of promoting the transfer of technology (which term shall, in these Articles of Incorporation, include construction works conducted abroad) to foreign countries, lending to Korean nationals of funds required for such transfer or discounting to other financial institutions of drafts or notes issued in connection with such funds;

3.	For the purpose of promoting the import of goods or the introduction of technology from the Republic of Korea, the lending to foreign governments (which term shall, in these Articles of Incorporation, include agencies of foreign governments and foreign local public authorities) or foreigners (which term shall, in these Articles of Incorporation, include juristic persons incorporated under the laws of foreign countries) of funds required for such import or introduction;

4.	Lending to Korean nationals of funds required for the import, or the advance payment of import prices necessary to facilitate the import, of the major resources (hereinafter referred to as the “major resources”) and goods which are important to the national economy, or discounting to other financial institutions of drafts or notes issued in connection with such funds;

5.	Lending to Korean nationals of funds required for the installation, expansion or operation of equipment (which term shall, in these Articles of Incorporation, include ships and vehicles) for businesses carried on in foreign countries by such Korean nationals;

6.	Lending to Korean nationals of funds for overseas investments prescribed by the Presidential Decree or funds required for leasing equipment to foreign governments or foreigners;

7.	Lending to foreign governments or foreigners of funds required for such foreign governments or foreigners to make capital contribution or lending to foreign corporations to which Korean nationals make capital contributions (including acquisition of stocks);

7-2.	Lending to foreign corporations, to which Korean nationals make capital contributions, of long-term funds required for the businesses carried on by such foreign corporations in foreign countries;

8.	Where it is found markedly difficult for those who have imported goods or introduced technology from the Republic of Korea, given the balance of payments of the countries wherein they reside, to perform the obligations incurred in connection with such transactions, lending to the foreign government or the foreign financial institutions concerned of the funds required for the smooth performance of such obligations;

8-2	Lending of funds to support the export/import, overseas investment and/or such overseas transactions as are defined under the Presidential Decree of the Act as similar to the development of overseas natural resources;

9.	Where Korean nationals, eligible to borrow the funds prescribed in subparagraphs 1, 2, 4, 5 and 6 above, borrow such funds from other financial institutions, guaranteeing of the obligations incurred in connection with such borrowing; and

10.	Carrying out foreign exchange business.

(2)	For the purpose of facilitating the exploitation of major resources in foreign countries and of contributing to economic cooperation with foreign countries, the Bank shall, with the approval of the Committee, perform the following operations:

1.	Lending to Korean nationals of the funds required for such preparation, investigation or acquisition of mining rights or other rights as necessary to undertake the projects for overseas exploitation of major resources and of other funds to support overseas investments; and

2.	Lending to Korean nationals, foreign governments or foreigners of the funds required for the projects which are considered conducive to the industrial development of particular overseas regions and also considered important for the promotion of an increase in economic exchanges between the Republic of Korea and such regions, or acquiring of bonds issued by such foreign governments or foreigners for the purpose of raising long-term funds necessary for such projects.

(3)	The Bank may, with the approval of the Minister of Finance and Economy, perform any other operations incidental to those provided for in paragraphs (1) and (2) above.

(4)	The Bank may handle the matters pertaining to the operation and management of The Economic Development Cooperation Fund as provided for in The Economic Development Cooperation Fund Act.

(5)	The Bank may handle the matters pertaining to the operation and management of The South and North Korea Cooperation Fund as provided for in The South and North Korea Cooperation Fund Act.

Article 27. (Borrowing of Funds and Limitations Thereon)

(1)	For the purpose of raising the funds required for carrying on its business, the Bank may borrow funds from the Government, the Bank of Korea, foreign governments, international financial organizaqtions or domestic and foreign financial institutions.

(2)	The aggregate outstanding amount of borrowings and bonds which are made or issued pursuant to Paragraph (1) and Article 20 of the Act shall not exceed thirty(30) times the aggregate amount of paid-in capital and reserves of the Bank.

Article 27-2 (Capital Contribution to Corporations etc.)

The Bank may, in the event of any of the following, provide capital contributions (including underwriting of shares) to Korean or foreign corporations (including foreign corporations whose capital is contributed by Korean nationals) subject to the approval of the Minister of Finance and Economy:

1.	Capital contributions to the corporations established to undertake the business funded by certain loans or guarantees pursuant to Paragraphs 1 and 2 of Article 18 of the Act and which are also related to the relevant loans or guarantees

2.	When it is necessary to support research and studies with respect to operations pursuant to Article 18 of the Act, or to support fund raising operation pursuant to Articles 19 and 20 of the Act.

3.	Capital contributions in accordance with other laws

Article 28. (Operation Program)

(1)	The Bank shall prepare its operation program for each fiscal year and submit it to the Minister of Finance and Economy not later than one month before the beginning of each fiscal year and shall obtain the approval for such program.

(2)	In the operation program referred to in paragraph (1), the plan for supplying the funds provided in paragraphs (1) and (2) of Article 18 of the Act and the plan for raising the funds provided in Articles 4, 19 and 20 of the Act shall be set forth separately. Quarterly operation programs shall be attached to the annual operation program.

Article 29. (Operating Manual)

The Bank shall prepare an operating manual setting forth the methods and procedures of lending funds, discounting drafts or notes, and guaranteeing obligations under paragraphs (1) and (2) of Article 18 of the Act, and shall obtain the approval of the Minister of Finance and Economy thereof after a resolution of the Committee. The same shall also be applied to any amendments to the operating manual.

Article 30. (Interest Rate, Discount Rate and Fee Rate of Guarantee)

Except where inevitable for maintaining the international competitiveness to facilitate the export, or for promoting the overseas investment or overseas exploitation of natural resources, the interest rates, discount rates and fee rates applicable to loans, discounts and guarantees extended under Article 18 of the Act shall be so set as to cover the operating expenses, commissions for undertaking of delegated operations, interest on borrowed funds, and depreciation of assets which the Bank incurs.

Article 31. (Limitations on Operations)

(1)	The Bank may lend funds, discount drafts or notes, or guarantee obligations under paragraph (1) of Article 18 of the Act after a reliable and thorough examination concerning the repayment of loans, payment of drafts or notes, or discharge of obligations. The term of repayment, payment or discharge shall be twenty five (25) years or less.

(2)	The term of lending of funds pursuant to paragraph (2) of Article 18 of the Act shall not be more than twenty (20) years.

(3)	The limit of lending of funds pursuant to paragraph (2) of Article 18 of the Act by the Bank shall be the aggregate amount of the total funds contributed by or borrowed from the Government plus the total reserves and surplus of the Bank.

Article 32. (Prohibition of Competition with Other Financial Institutions)

The Bank shall not compete with other financial institutions in performing the operations provided for in Article 18 of the Act.

CHAPTER VI. EXPORT-IMPORT FINANCING BONDS

Article 33. (Export-Import Financing Bonds)

The Bank may issue export-import financing bonds as provided for in Article 20 of the Act, and Articles 19 through 31 of the Presidential Decree.

CHAPTER VII. ACCOUNTING

Article 34. (Fiscal Year)

The fiscal year of the Bank shall commence each year on 1st of January and end on 31st of December.

Article 35. (Budget)

The Bank shall prepare the budget of revenues and expenditures for each fiscal year, and submit it to the Minister of Finance and Economy for its approval not later than one(1) month before the beginning of each fiscal year.

Article 36. (Revised Supplementary Budget)

When it is necessary to revise the budget due to causes arising after the budget is adopted, the Bank may prepare a revised supplementary budget which shall be approved by the Minister of Finance and Economy.

Article 37. (Contingency Fund)

(1)	The Bank may include a contingency fund in its budget to cover unforeseeable expenditures not included in the budget or to be made in excess of the budget.

(2)	When the Bank intends to use the contingency fund referred to in Paragraph (1), it shall obtain the approval of the Minister of Finance and Economy.

Article 38. (Retirement Allowance)

The Bank may pay retirement allowances to its retiring executive officers and employees.

Article 39. (Bonus)

The Bank may pay bonuses to its executive officers and employees.

Article 40. (Study Allowances and Overseas Training Expenses)

The Bank may grant study allowances or provide overseas training expenses to its promising employees or other eligible persons.

Article 41. (Settlement of Accounts)

(1)	Within two(2) months after the closing of each fiscal year, the Bank shall settle accounts and prepare financial statements for settlement of accounts such as a balance sheet, a profit and loss statement and a surplus disposition statement, a report on analysis of performance of the operational program, documents annexed to the financial statements and other documents supporting the above, and shall submit them to the Minister of Finance and Economy.

(2)	The Bank, after submitting the documents described in Paragraph (1), shall give public notice of them and keep the originals and / or copies of them at the Head Office, all branches, sub-branches and agencies.

Article 42. (Disposal of Profits)

The Bank shall dispose of its net profits for each fiscal year in the following order, after appropriating them for depreciation of assets:

(1)	To reserve twenty percent of such net profit until the aggregate amount of reserves reaches its paid-in capital;

(2)	To distribute preferentially to capital contributors other than the Government at the rate of not more than fifteen percent(15%) per annum, with the approval of the Minister of Finance and Economy; and

(3)	To use the net profits remaining after subtracting the reserves and the dividend with the approval of the Minister of Finance and Economy after a resolution of the Committee.

Article 43. (Making up for Loss)

Any net loss incurred by the Bank during any fiscal year shall be covered by its reserves. If the reserves are insufficient to cover the net loss, the Government shall provide funds to cover such loss.

CHAPTER VIII. OTHER PROVISIONS

Article 44. (Method of Giving Public Notice)

All public notices of the Bank shall be by advertisement in one or more of the daily newspapers published in Seoul.

Article 45. (Delegation of Operations)

The Bank may delegate a portion of its operations to other financial institutions.

Article 46. (Use of Surplus Funds)

The Bank may use its surplus funds to the extent that such use shall not impede the carrying out of the operations prescribed in Article 18 of the Act, provided that the Minister of Finance and Economy, if necessary, may restrict the method of such use.

Article 47. (Research)

The Bank may establish and operate the Overseas Economic Research Institute in order to perform research and investigations relating to the operations provided for in Article 26.

SUPPLEMENTARY PROVISIONS

Article 48. (Office Organization)

The office organization of the Bank shall be determined by the President after a resolution of the Board of Directors; however, the office organization established by a resolution of the Organizing Committee shall be regarded as established by the Articles of Incorporation.

Article 49. (Advisors and Part-time Employees)

The Bank may, when it deems necessary for the execution of its operations, employ Korean nationals and / or foreigners as advisors or part-time employees.

Article 50. (Scope of Application of the Articles of Incorporation)

In performing the operations provided for in Paragraphs (4) and (5) of Article 26, these Articles of Incorporation shall not be applied to the matters separately stipulated in the relevant laws and ordinances.

ADDENDA

Article 1 (Enforcement Date)

These Articles of Incorporation shall enter into force on the date of the Bank’s establishment.

Article 2 (Interim Measures)

The first fiscal year of the Bank shall cover the period from the date of establishment to December 31, 1976.

Article 3 (Signature of the Members of the Organizing Committee)

The following Organizing Committee members have hereby prepared these Articles of Incorporation pursuant to the provisions of Paragraph (2) of Article 2 of the Addenda to the Act, and have set their hands hereunder:

Choong-Hoon Cho

Vice-Minister of Finance

82, Sejong-ro, Chongro-ku, Seoul

In-Sang Song

President of the Export-Import Bank of Korea

10, Kwanchul-dong, Chongro-ku, Seoul

Yung-Gi Ha

Deputy Governor of the Bank of Korea

110, 3-ka, Namdaemoon-ro, Chung-ku, Seoul

Byung-Woo Ko

Assistant Minister for Financial Affairs of the Ministry of Finance

82, Sejong-ro, Chongro-ku, Seoul

Pil-Soo Park

Assistant Minister for Commerce and Trade of the

Ministry of Commerce and Industry

77, Sejong-ro, Chongro-ku, Seoul

Dong-Sun Ha

Director of the Finance Bureau of the Ministry of Finance

82, Sejong-ro, Chongro-ku, Seoul

In-Yong Jeong

Director of International Finance Bureau of the Ministry of Finance

82, Sejong-ro, Chongro-ku, Seoul

Wan-Mo Hong

Director and Deputy President of the Korea Exchange Bank

10, Kwanchul-dong, Chongro-ku, Seoul

Tae-Ho Lee

10, Kwanchul-dong, Chongro-ku, Seoul

ADDENDUM(1)

This amendment of the Articles of Incorporation shall enter into force on the 1st day of January, 1977.

ADDENDUM(2)

This amendment of the Articles of Incorporation shall enter into force on the 1st day of July, 1977.

ADDENDUM(3)

This amendment of the Articles of Incorporation shall enter into force on the 29th day of December, 1977.

ADDENDUM(4)

This amendment of the Articles of Incorporation shall enter into force on the 7th day of March, 1986.

ADDENDUM(5)

This amendment of the Articles of Incorporation shall enter into force on the 2nd day of May, 1987.

ADDENDUM(6)

This amendment of the Articles of Incorporation shall enter into force on the 17th day of November, 1987.

ADDENDUM(7)

This amendment of the Articles of Incorporation shall enter into force on the 13th day of March, 1989.

ADDENDUM(8)

This amendment of the Articles of Incorporation shall enter into force on the 16th day of December, 1989.

ADDENDUM(9)

This amendment of the Articles of Incorporation shall enter into force on the 13th day of February, 1991.

ADDENDUM(10)

This amendment of the Articles of Incorporation shall enter into force on the 30th day of June, 1992.

ADDENDUM(11)

This amendment of the Articles of Incorporation shall enter into force on the 4th day of December, 1992.

ADDENDUM(12)

This amendment of the Articles of Incorporation shall enter into force on the 28th day of February, 1994.

ADDENDUM(13)

This amendment of the Articles of Incorporation shall enter into force on the 14th day of June, 1995.

ADDENDUM(14)

This amendment of the Articles of Incorporation shall enter into force on the 16th day of February, 1998. Provided that the term of office of the Auditor being in office at the time of enforcement of these Articles of Incorporation shall, notwithstanding the revised provision of Article 10, be two (2) years.

ADDENDUM(15)

This amendment of the Articles of Incorporation shall enter into force on the 10th day of November, 1998.

ADDENDUM(16)

This amendment of the Articles of Incorporation shall enter into force on the 17th day of April, 2000.

ADDENDUM(17)

This amendment of the Articles of Incorporation shall enter into force on the 30th day of April, 2002.

Addendum 18

This amendment of the Articles of Incorporation shall enter into force on the 31st day of July, 2006.